Exhibit 4.1

ELEVENTH AMENDMENT TO AMENDED AND RESTATED

CREDIT AND FUNDING AGREEMENT

by and among

OLIN CORPORATION

as Borrower

and

OLIN WINCHESTER, LLC

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION

as Administrative Agent

and

PNC CAPITAL MARKETS LLC

as Lead Arranger and Sole Bookrunner

Dated as of August 30, 2021

This ELEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AND FUNDING AGREEMENT (this “Amendment”), dated as of August 30, 2021, to the Amended and Restated Credit and Funding Agreement dated as of December 9, 2010, as amended by the First Amendment thereto dated as of December 27, 2010, the Second Amendment thereto dated as of April 27, 2012, the Third Amendment thereto dated as of June 23, 2014, the Fourth Amendment thereto dated as of June 23, 2015, the Fifth Amendment thereto dated as of September 29, 2016, the Sixth Amendment thereto dated as of March 9, 2017, the Seventh Amendment thereto dated as of July 16, 2019, the Eighth Amendment thereto dated as of December 20, 2019, the Ninth Amendment thereto dated as of May 8, 2020 and the Tenth Amendment thereto dated as of February 24, 2021 (the “Credit and Funding Agreement”), among OLIN CORPORATION, a Virginia corporation (the “Borrower”), OLIN WINCHESTER, LLC, a Delaware limited liability company (the “Limited Liability Company”), the Lenders and other parties party thereto from time to time and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent.
RECITALS
A.Pursuant to the Credit and Funding Agreement, the Lenders have extended credit to the Borrower, on the terms and subject to the conditions set forth therein.
B.The (1) $50,000,000 The Industrial Development Authority of Washington County Gulf Opportunity Revenue Bonds (Olin Corporation Project), Series 2010A, (2) $20,000,000 The Industrial Development Authority of Washington County Recovery Zone Facility Revenue Bonds (Olin Corporation Project), Series 2010B, (3) $42,000,000 The Mississippi Business Finance Corporation Recovery Zone Facility Revenue Bonds (Olin Corporation Project), Series 2010 and (4) $41,000,000 The Industrial Development Board of the County of Bradley and the City of Cleveland, Tennessee Recovery Zone Facility Revenue Bonds (Olin Corporation Project), Series 2010 (collectively, the “Bonds”) were sold to the Lenders pursuant to the Credit and Funding Agreement.
C.The Borrower has requested that the Credit and Funding Agreement be amended as set forth herein.
D.The Lenders are willing to agree to such amendments on the terms and conditions set forth herein.
Accordingly, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1.Definitions. Except as otherwise expressly provided herein, capitalized terms used in this Amendment shall have the meanings given to them in Section 1.01 of the Credit and Funding Agreement.
1.2.Rules of Interpretation. Except as otherwise expressly provided herein, the rules of interpretation set forth in Section 1.02 of the Credit and Funding Agreement shall apply mutatis mutandis to this Amendment.
ARTICLE 2
AMENDMENTS
2.1.Additional Definitions. Section 1.01 of the Credit and Funding Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order therein:
“Eleventh Amendment Effective Date” means August 30, 2021.
2.2.Amended Definitions. Section 1.01 of the Credit and Funding Agreement is hereby amended by amending and restating the following definitions:

“Pricing Level” means, as of any date of determination, the “Pricing Level” set forth below as then applicable:

Consolidated Leverage Ratio	Pricing Level
Less than or equal to 1.00:1.00	I

Greater than 1.00:1.00 but less than or equal to 1.50:1.00	II

Greater than 1.50:1.00 but less than or equal to 2.50:1.00	III

Greater than 2.50:1.00 but less than or equal to 3.00:1:00	IV

Greater than 3:00:1.00	V
For purposes of this definition, the Pricing Level shall be deemed to be Level III from the Eleventh Amendment Effective Date until the delivery of the certificate referenced in Section 6.01(i)(iv) for the Reference Period ending on September 30, 2021. Thereafter, the Pricing Level shall be determined as at the end of each Reference Period based upon the calculation of the Consolidated Leverage Ratio for such Reference Period. The Designated Basis Points, which shall be used to calculate the Direct Purchase Rate, shall be adjusted (if necessary) upward or downward on the first day following delivery of the certificate referred to in Section 6.01(i)(iv).
2.3.Section 2.02(f)–Benchmark Replacement Setting. Section 2.02(f) of the Credit and Funding Agreement is hereby amended by amending and restating Section 2.02(f) in its entirety as follows:
(f) Benchmark Replacement Setting.
(i)Announcements Related to LIBOR. On March 5, 2021, the ICE Benchmark Administration, the administrator of LIBOR (the “IBA”) and the U.K. Financial Conduct Authority, the regulatory supervisor for the IBA, announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12-month Eurocurrency Rate tenor settings (collectively, the “Cessation Announcements”). The parties hereto acknowledge that, as a result of the Cessation Announcements, a Benchmark Transition Event occurred on March 5, 2021 with respect to the Eurocurrency Rate under clauses (1) and (2) of the definition of Benchmark Transition Event below; provided however, no related Benchmark Replacement Date occurred as of such date.
(ii)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with a Lender Provided Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this Subsection titled “Benchmark Replacement Setting”), if a Benchmark Transition Event or, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.
(iii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iv)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (v) below, and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Subsection titled “Benchmark Replacement Setting,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Documents, except, in each case, as expressly required pursuant to this Subsection titled “Benchmark Replacement Setting.”
(v)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(vi)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for Bonds bearing interest based on USD LIBOR, conversion to or continuation of Bonds bearing interest based on the USD LIBOR to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for Bonds of or conversion to Bonds bearing interest under the Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
(vii)Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (A) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; and (B) Bonds outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Bonds bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph (vii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.
(viii)Certain Defined Terms. As used in this Subsection titled “Benchmark Replacement Setting”:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (v) of this Subsection titled “Benchmark Replacement Setting”, or (y) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date. For the avoidance of doubt, the Available Tenor for the Daily LIBOR Rate is one month.
“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (ii) of this Subsection titled “Benchmark Replacement Setting.”
“Benchmark Replacement” means, for any Available Tenor:
(a)for any Bonds denominated in Dollars, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;
(2)the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;
(3)the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to:
(i)any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or

(ii)any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; and
(b)in the case of an Other Benchmark Rate Election, the “Benchmark Replacement” shall mean the alternative set forth in clause (a)(3) above.
provided that, in the case of clause (a)(1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, in the case of clause (a)(3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Borrower shall be a term benchmark rate that is used in lieu of a USD LIBOR-based rate in relevant other Dollar-denominated syndicated credit facilities; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (a)(1) of this definition. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement and any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement,” the applicable amount(s) set forth below:

Available Tenor	Benchmark Replacement Adjustment*
One-Week	0.03839% (3.839 basis points)
One-Month	0.11448% (11.448 basis points)
Two-Months	0.18456% (18.456 basis points)
Three Months	0.26161% (26.161 basis points)
Six-Months	0.42826% (42.826 basis points)
*These values represent the ARRC/ISDA recommended spread adjustment values as published on March 5, 2021 at https://assets.bbhub.io/professional/sites/10/IBOR-Fallbacks-LIBOR-Cessation_Announcement_20210305.pdf

(2)for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;
provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice in the United States (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice in the United States for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent reasonably decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to the then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;
(3)in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrower pursuant to this Subsection titled “Benchmark Replacement Setting”, which date shall be at least 30 days from the date of the Term SOFR Notice; or
(4)in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or an Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Majority Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Subsection titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Subsection titled “Benchmark Replacement Setting.”
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:
(1)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review); and

(2)the joint election by the Administrative Agent and the Borrower to trigger a fallback from the USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR or, if no floor is specified, zero.
“Other Benchmark Rate Election” shall mean, with respect to any Bonds denominated in Dollars, if the then-current Benchmark is USD LIBOR, the occurrence of: (a) either (x) a request by the Borrower to the Administrative Agent, or (y) notice by the Administrative Agent to the Borrower, that, at the determination of the Borrower or the Administrative Agent, as applicable, Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a USD LIBOR-based rate, a term benchmark rate as a benchmark rate, and (b) the Administrative Agent, in its sole discretion, and the Borrower jointly elect to trigger a fallback from USD LIBOR and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London Banking Days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.
“Relevant Governmental Body” means with respect to a Benchmark Replacement in respect of Bonds denominated in Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means, with respect to any Bonds denominated in Dollars, the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with this Subsection titled “Benchmark Replacement Setting” that is not Term SOFR.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars, or LIBOR (as defined in the Agreement), as appropriate.
2.4.Schedule 1 to the Credit and Funding Agreement is hereby amended and restated in its entirety with SCHEDULE 1 attached hereto. The amendment to Schedule 1 shall be effective only upon either (1) the receipt from nationally recognized bond counsel acceptable to the Administrative Agent of one or more opinions with respect to all outstanding Bonds to the effect that the amendments set forth herein will have no adverse effect upon the exclusion from gross income for federal income tax purposes of the interest on the Bonds or (2) action by the AL Issuer, the MS Issuer and the TN Issuer to reissue or concurrently refund the applicable series of Bonds (i.e., the AL Bonds, the MS Bonds or the TN Bonds) by issuing a new series of bonds (any such new series, “Current Refunding Bonds”) in order to include in the calculation of the Direct Purchase Rate the Designated Basis Points for the Pricing Levels set forth in Schedule 1 for the new Current Refunding Bonds, which such Current Refunding Bonds will be deemed purchased by the Lenders upon such Current Refunding Bonds’ issuance in exchange for the refunded Bonds held by each Lender, and which must be accompanied by one or more opinions of nationally recognized bond counsel acceptable to the Administrative Agent to the effect that interest on each series of Current Refunding Bonds is excludable from gross income for federal income tax purposes, and each series of Current Refunding Bonds is duly authorized, executed and delivered by its respective Issuer, and as to such other matters reasonably requested by the Administrative Agent.
Provided that if either of the conditions described in (1) or (2) above (the “Tax-Exempt Conditions”) is satisfied on or prior to November 15, 2021, with respect to any series of Bonds, then the amendment to Schedule 1 reflecting the tax-exempt rate shall be effective with respect to that separate series of Bonds or Current Refunding Bonds.
Provided further that in the event that none of the Tax-Exempt Conditions are satisfied on or prior to November 15, 2021, then beginning on November 16, 2021, the Bonds shall accrue interest at the rate determined by using the Taxable Pricing Grid set forth in Schedule 1.
ARTICLE 3
MISCELLANEOUS
3.1.Effectiveness. This Amendment is effective as of the date hereof upon its execution and delivery by the Borrower and each Lender. The Administrative Agent shall promptly notify the Lenders of the occurrence of the effectiveness of this Amendment. On and after the date hereof, each reference in the Credit and Funding Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit and Funding Agreement and each reference in each of the other Loan Documents to “the Credit and Funding Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit and Funding Agreement shall mean and be a reference to the Credit and Funding Agreement as amended by this Amendment.
3.2.Representations and Warranties. The Borrower hereby represents and warrants to the Lenders and the Administrative Agent that (a) after giving effect to this Amendment, the representations and warranties set forth in the Credit and Funding Agreement are correct in all material respects on and as of the date hereof as though made on and as of the date hereof and (b) no event has occurred and is continuing which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
3.3.No Waiver. Except as specifically amended or modified pursuant to the terms of this Amendment, the terms and conditions of the Credit and Funding Agreement and the other Loan Documents remain in full force and effect. Nothing herein shall limit in any way the rights and remedies of the Lenders or the Administrative Agent under the Credit and Funding Agreement (as amended and modified hereby) and the other Loan Documents.
3.4.Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or in electronic (i.e., “pdf’ or “tif’) format shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
3.5.Governing Law. This Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon arising out of or relating to this Amendment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.
3.6.Collateral Release Date. The Lenders hereby acknowledge that the Collateral Release Date has occurred and the Restricted Period has ended, the Guarantors have been released from their guarantee of the Obligations, the Security Agreement has terminated and all liens directly or indirectly in favor of the Lenders under the Security Agreement have been released.
3.7.Obligations of the Limited Liability Company. Each of the Borrower and the Limited Liability Company acknowledge and affirm that the Limited Liability Company is treated as a co-obligor and additional Borrower (as that term is defined in the MS Loan Agreement) to the MS Loan Agreement and the MS Bonds and as such, is also bound by the Credit and Funding Agreement, as amended by this Amendment, and as it shall be amended and supplemented from time to time.

[Signature page follows.]

SIGNATURE PAGE TO ELEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AND FUNDING AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

OLIN CORPORATION

By:	/s/ Teresa M. Vermillion
Name:	Teresa M. Vermillion
Title:	Vice President and Treasurer

OLIN WINCHESTER, LLC

By:	/s/ Teresa M. Vermillion
Name:	Teresa M. Vermillion
Title:	Vice President and Treasurer

SIGNATURE PAGE TO ELEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AND FUNDING AGREEMENT

WELLS FARGO BANK, N.A.		BANK OF AMERICA, N.A.

By:	/s/ Nathan R. Rantala	By:	/s/ Jason Payne
Name:	Nathan R. Rantala	Name:	Jason Payne
Title:	Managing Director	Title:	Senior Vice President

THE NORTHERN TRUST COMPANY		TRUIST BANK (f/k/a Branch Banking and Trust Company)

By:	/s/ Molly Drennan	By:	/s/ Alexander Harrison
Name:	Molly Drennan	Name:	Alexander Harrison
Title:	Senior Vice President	Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, Individually as Administrative Agent

By:	/s/ Michael L. Monninger
Name:	Michael L. Monninger
Title:	Senior Vice President

SCHEDULE 1

PRICING GRID
VARIABLE PRICING AND FEES BASED ON CONSOLIDATED LEVERAGE RATIO
(PRICING EXPRESSED IN BASIS POINTS)

Pricing Level	Applicable Commitment Fee Rate*	Designated Basis Points	Prime Margin
I	N/A	87.5	0.000%
II	N/A	100	0.000%
III	N/A	125	0.250%
IV	N/A	150	0.500%
V	N/A	175	0.750%
*At the time of execution of the Third Amendment to Amended and Restated Credit and Funding Agreement, the Draw Down Period had expired and the Applicable Commitment Fee Rate was no longer applicable.
For purposes of determining the Designated Basis Points for computing the Direct Purchase Rate and the Applicable Commitment Fee Rate:
(a)The Designated Basis Points and the Applicable Commitment Fee Rate shall be determined on the Eleventh Amendment Effective Date based on Pricing Level III.
(b)The Designated Basis Points and the Applicable Commitment Fee Rate shall be recomputed as of the end of each Reference Period ending on or after September 30, 2021 based on the Consolidated Leverage Ratio. Any increase or decrease in the Designated Basis Points and the Applicable Commitment Fee Rate computed as of such Reference Period shall be effective on the date on which the Certificate evidencing such computation is due to be delivered under Section 6.01(i)(iv).
(c)If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Article V. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

TAXABLE PRICING GRID
VARIABLE PRICING AND FEES BASED ON CONSOLIDATED LEVERAGE RATIO
(PRICING EXPRESSED IN BASIS POINTS)

Pricing Level	Applicable Commitment Fee Rate*	Designated Basis Points	Prime Margin
I	N/A	125	0.250%
II	N/A	150	0.500%
III	N/A	175	0.750%
IV	N/A	200	1.000%
V	N/A	225	1.250%
EFFECT OF DETERMINATION OF TAXABILITY
In the event that a Determination of Taxability occurs with respect to any of the AL Bonds, MS Bonds and/or TN Bonds:
3.7.1Accrued and unpaid interest on the affected Bonds shall be due and payable at the rate determined by using the Taxable Pricing Grid set forth above commencing on the next Interest Payment Date after the date on which the Determination of Taxability occurs.
3.7.2.In addition to future payments of accrued and unpaid interest on the affected Bonds at the rate determined by using the Taxable Pricing Grid set forth above in accordance with paragraph (a), the Borrower shall pay to the Holders of the affected Bonds the amount by which (i) the interest that would have accrued on the principal amount of the affected Bonds at the Taxable Rate during the period (A) beginning on the date determined by the Internal Revenue Service as the date on which the interest on such Bonds became includible in gross income of the Holders, and (B) ending on the earlier to occur of the date on which unpaid interest began to accrue at the rate determined by using the Taxable Pricing Grid set forth above under paragraph (a) or the date on which the principal amount of the affected Bonds was paid in full, exceeds (ii) the interest actually paid on the principal amount of the affected Bond for such period; provided, however, that in no event shall the amount due to any Holder under this paragraph (b) exceed the out-of-pocket costs actually incurred by such Holder as a result of the Determination of Taxability.
Capitalized terms used in this Schedule I under the heading “Effect of Determination of Taxability” with respect to any Bond, if not defined in the Credit and Funding Agreement, shall have the meanings assigned in the applicable Indenture. In the event of a conflict between the terms and conditions of the provisions of this Schedule I under the heading “Effect of Determination of Taxability” and the terms and conditions of other Loan Documents, the terms and conditions contained in this Schedule I shall govern.